Exhibit 16.1

[Rosenberg Rich Baker Berman & Company Letterhead]

                                                                February 7, 2006

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

                                        Re: Techedge, Inc.

Dear Sir or Madam:

We have read Item 4 of Form 8-K dated February 8, 2006 of Techedge, Inc. and are in agreement with the statements which state that since we were engaged by the registrant there were no disagreements between the registrant and Rosenberg Rich Baker Berman & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Rosenberg Rich Baker Berman & Company would have caused Rosenberg Rich Baker Berman & Company to make reference to the matter in its reports on the registrant's financial statements.

We have no basis to agree or disagree with other statements of the registrant contained therein.

If you have any questions or need additional information, please contact us at 908-231-1000.

                                       Very truly yours,


                                       /S/ Rosenberg Rich Baker Berman & Company

                                       Rosenberg Rich Baker Berman & Company